Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Gardner Denver, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-91088, 333-24921, 333-84397, 333-61314, 333-116108, and 333-155305) on Form S-8 and the registration statements (Nos. 333-109086, 333-122422, and 333-142793) on Form S-3 of Gardner Denver, Inc., of our report dated February 26, 2010, relating to the consolidated balance sheets of Gardner Denver, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Gardner Denver, Inc.

/s/  KPMG LLP

St. Louis, Missouri
February 26, 2010